Filed pursuant to Rule 424(b)(2)
                                                         SEC File. No. 333-82785


                                   PROSPECTUS



                                  DYNAGEN, INC.


                                OCTOBER 22, 1999

                                7,381,503 SHARES
                                  COMMON STOCK

     The selling stockholders are offering 7,381,503 shares of common stock. We will not receive any of the proceeds from sales of shares by the selling stockholders.

     The selling stockholders may sell these shares from time to time in the over-the-counter market, on the Boston Stock Exchange or otherwise.

     DynaGen's common stock is traded on the Boston Stock Exchange under the symbol "DYG" and quoted on the OTC Bulletin Board under the symbol "DYGN." The last reported sale price of the common stock on the OTC Bulletin Board on October 15, 1999 was $.40 per share.


                         -----------------------------

                  INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5.


                         -----------------------------


     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                The date of this prospectus is October 22, 1999.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT IS ACCURATE ONLY AS OF THE DATE OF THIS DOCUMENT, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.



                         -----------------------------

                                TABLE OF CONTENTS


PAGE
-----

Summary......................................................................  3
Risk Factors.................................................................  5
Forward-Looking Statements...................................................  8
Use of Proceeds..............................................................  9
Dividend Policy..............................................................  9
Selling Stockholders.........................................................  9
Plan of Distribution......................................................... 11
Legal Matters................................................................ 12
Experts...................................................................... 12
Disclosure of SEC Position on Indemnification for Securities Act Liabilities. 12
Where You Can Find More Information.......................................... 12

     We own or have rights to various trademarks and trade names used in our business. These include DYNAGEN, ABLE, SUPERIOR, GDI, and others. This prospectus also refers to trademarks and trade names of other companies.

--------------------------------------------------------------------------------

                                     SUMMARY

     BECAUSE THIS IS ONLY A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU DECIDE TO PURCHASE THE SHARES OF COMMON STOCK BEING OFFERED BY THIS PROSPECTUS. YOU SHOULD ALSO CAREFULLY CONSIDER THE INFORMATION PROVIDED IN THIS PROSPECTUS UNDER THE HEADING "RISK FACTORS."

                                     DYNAGEN


INTRODUCTION:      We develop, manufacture and distribute generic drugs. From our inception in 1988 until 1996, we focused primarily on developing new drugs and licensing the resulting products and technologies to others. Beginning in 1996, we began redirecting our business focus to building a generic drug distribution business.

THE MULTISOURCE
GENERIC DRUG
BUSINESS:          Generic drugs compete with brand-name drugs for which patent protection or other government-mandated market exclusivity has expired. Generic drugs are the chemical and therapeutic equivalents of brand-name drugs. They are required to meet the same governmental standards as the brand-name drugs they replace, and they must meet all FDA guidelines. Generic drugs are typically sold under their generic chemical names at prices significantly below those of their brand-name equivalents. We estimate that the U.S. market for generic drugs approximates $12 billion in annual sales. This market has grown due to a number of factors, including:

                        o a significant number of widely-prescribed brand-name drugs are at or near the end of their period of patent protection, making it possible for generic manufacturers to produce and market competing generic drugs;

                        o managed care organizations, which prefer lower-cost generics to brand-name products, are capturing a greater share of the healthcare market; and

                        o physicians, pharmacists and consumers are increasingly accepting generic drugs as an alternative to brand-name drugs.

OUR BUSINESS:      We intend to compete with other generic drug companies by
                   combining two key elements of the business: manufacturing and distribution. We have acquired three operating subsidiaries to carry out this plan:

                   ABLE LABS:     In August 1996, we acquired Able Laboratories,
                                  Inc., including its 46,000-square foot tablet and suppository manufacturing facility in
                                  South Plainfield, New Jersey. As part of the acquisition of Able, we obtained rights to eleven FDA-approved Abbreviated New Drug
                                  Applications for generic drug products. We are currently marketing three of these acquired products.

                   SUPERIOR:      In June 1997, we acquired Superior
                                  Pharmaceutical Company, a generic drug
                                  distributor in Cincinnati, Ohio. Since we acquired it, Superior has experienced a sharp and steady decline in its sales and margins.
                                  Superior lost several key personnel
                                  immediately after the
                                  acquisition, which resulted in a loss of business with certain federal and corporate accounts, and also suffered the effects of erosion in margins brought on by price pressure in the generic drug industry. We have taken actions intended to improve Superior's performance. In the past six months, Superior has hired and trained additional sales staff, upgraded its systems and instituted controls to improve margins. Superior is also aggressively bidding on federal and state contracts and has won supply agreements with the governments of the states of Florida, Ohio, Louisiana and Texas. We can give no assurance, however, that these actions will improve Superior's performance in the near future or at all.

                   GENERIC
                   DISTRIBUTORS:  In March 1998, we acquired Generic
                                  Distributors Limited Partnership, a
                                  distributor of generic drugs based in Monroe, Louisiana. Generic Distributors's customer base consists primarily of independent pharmacies in the states of Louisiana, Texas, Arkansas, Alabama and Mississippi. We believe that Generic Distributors complements Superior by providing next-day delivery service to the southern and southeastern United States. We believe that Generic Distributors has the potential to grow its business through supply opportunities with institutional, hospital and nursing home pharmacies. We can give no assurance that such opportunities will arise, though, or that we will be able to exploit any such opportunities profitably.

OUR ADDRESS:       Our corporate headquarters is at 1000 Winter Street, Suite
                   2700, Waltham, MA 02154. The telephone number at our corporate office is (781) 890-0021, and the facsimile number is (781) 890-0118.

SPECIAL
CONSIDERATIONS
AND RISK FACTORS:  We experienced a sharp decline in our stock price and market value in 1997 and 1998. In the section of this prospectus entitled "Risk Factors," beginning on page 5, we have described several matters which we believe are significant and which you should consider very carefully before you decide to invest in the common stock. There are two specific factors to which we want to draw your attention:

                        o our independent auditors, in their opinion on our financial statements as of December 31, 1998 and for the year then ended, expressed substantial doubt as to our ability to continue as a going concern; and

                        o we need significant additional financing to continue operations.

                                  THE OFFERING

COMMON STOCK
OFFERED: All of the 7,381,503 shares offered by this prospectus are being sold by the selling stockholders. Certain of the selling stockholders hold shares of convertible preferred stock and warrants to purchase common stock which they acquired in private investment transactions in May 1999 and June 1999.

USE OF PROCEEDS:   We will not receive any of the proceeds from sales of shares by the selling stockholders.

                                  RISK FACTORS

     BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. WE HAVE SET FORTH BELOW THE MATERIAL RISK FACTORS NECESSARY TO MAKE AN INFORMED INVESTMENT DECISION. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, INCLUDING INFORMATION INCORPORATED BY REFERENCE, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

     IF WE CONTINUE TO INCUR LOSSES, THEN THE VALUE OF OUR COMMON STOCK WILL LIKELY DECLINE

     We have incurred operating losses in every operating period since our inception. We had an accumulated deficit of $53,652,377 as of June 30, 1999. We incurred a net loss of $3,498,824 in the six months ended June 30, 1999. We anticipate future losses, and we can give no assurance that we will ever generate substantial revenues from our business, or achieve profitability. If we continue to incur operating losses, then the value of our common stock will likely decline and you could lose your investment.

     Our losses have resulted principally from expenses we incurred in research and development activities, and from general and administrative costs associated with our development efforts. In addition, our Able subsidiary has incurred operating losses, primarily because its revenues have not equaled its expenses. To continue development of our current and proposed products, we will need to expend substantial additional resources to conduct further product development and to establish and expand our manufacturing, sales, marketing, regulatory and administrative capabilities. Therefore, we expect to incur substantial operating losses over the next several years as we expand our product programs and commence marketing efforts.

     IF WE CANNOT RAISE SIGNIFICANT ADDITIONAL FUNDS, THEN WE WILL LIKELY FACE BANKRUPTCY AND YOU COULD LOSE YOUR INVESTMENT

     Our history of operating losses raises substantial doubt about our ability to continue operations. If we are unable to secure significant additional financing or to renegotiate our agreements with our existing creditors, we may be obliged to seek protection from our creditors by declaring bankruptcy. If that happens, you could lose your entire investment. Our independent auditors issued an opinion on our financial statements as of December 31, 1998 and for the year then ended which included an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The reasons cited by the independent auditors include the following:

     o we have incurred recurring losses from operations resulting in a stockholders' deficit and a working capital deficiency at December 31, 1998;

     o we have defaulted on conditions placed upon us by our banks and other lenders; and

     o our ability to use cash generated by our subsidiaries is restricted under the terms of the subsidiaries' loan agreements.

      WE FACE INTENSE COMPETITION FROM OTHER MANUFACTURERS OF GENERIC DRUGS

     In order to succeed in the generic drug business, we need to achieve a significant share of the market for each generic drug we market. The generic drug manufacturing and distribution business is highly competitive. We compete with several companies that are better capitalized than we are and that have financial and human resources significantly greater than ours. Because we manufacture generic drugs, our products by their very nature are chemically and biologically equivalent to the products of our larger and profitable competitors. Also, we believe that, as a rule, the first one or two companies to bring a generic alternative to the market will capture the highest market share for that product. These larger companies, with their greater resources, could bring products to market before us, and could capture a significant share of the market at our expense.

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

     IF THE BOSTON STOCK EXCHANGE DELISTS OUR COMMON STOCK, WE WILL HAVE GREATER DIFFICULTY RAISING THE CAPITAL WE NEED TO CONTINUE OPERATIONS

     Our common stock has been delisted from the Nasdaq Stock Market and is listed on the Boston Stock Exchange. The common stock is also quoted on the OTC Bulletin Board. If the common stock was delisted by the Boston Stock Exchange, then public perception of the value of the common stock could be materially adversely affected. You could lose your investment and we could face greater difficulty raising capital necessary for our continued operations.

     We received a notice from the Boston Stock Exchange on April 12, 1999 informing us that our common stock did not meet the requirements for continued listing. The Boston Stock Exchange requires a minimum of $500,000 in stockholders' equity for continued listing. As of March 31, 1999, we had a stockholders' deficit of approximately $4,024,000, a shortfall of approximately $4,524,000, and therefore we did not meet the listing requirements. We responded to the Boston Stock Exchange, explaining our plan for regaining compliance with this requirement by June 30, 1999. On July 8, 1999, we advised the Boston Stock Exchange that we expected our stockholders' equity as of June 30, 1999 would exceed $500,000. Stockholders' equity as of June 30, 1999 was approximately $848,000. Therefore, as of that date we met the requirement and so our common stock remains listed on the Boston Stock Exchange. Our common stock could face delisting action again, however, if we do not maintain the minimum stockholders equity or other listing requirements.

     IF OUR COMMON STOCK BECOMES SUBJECT TO PENNY STOCK RULES, YOU MAY HAVE GREATER DIFFICULTY SELLING YOUR SHARES

     The Securities Enforcement and Penny Stock Reform Act of 1990 applies to stock characterized as "penny stocks," and requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The exceptions include exchange-listed equity securities and any equity security issued by an issuer that has

     o net tangible assets of at least $2,000,000, if the issuer has been in continuous operation for at least three years;

     o net tangible assets of at least $5,000,000, if the issuer has been in continuous operation for less than three years; or

     o   average annual revenue of at least $6,000,000 for the last three years.

Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks.

     If our common stock is delisted from the Boston Stock Exchange, then trading in the common stock will be covered by Rules 15g-1 through 15g-6 and 15g-9 promulgated under the Securities Exchange Act. Under those rules, broker-dealers who recommend such securities to persons other than their established customers and institutional accredited investors must make a special written suitability determination for the purchaser and must have received the purchaser's written agreement to a transaction prior to sale. These regulations would likely limit the ability of broker-dealers to trade in our common stock and thus would make it more difficult for purchasers of common stock to sell their securities in the secondary market. The market liquidity for the common stock could be severely affected.

     WE ARE OBLIGATED TO ISSUE A LARGE NUMBER OF SHARES OF COMMON STOCK AT PRICES BELOW THE MARKET PRICE, WHICH COULD ADVERSELY AFFECT THE VALUE OF THE COMMON STOCK

     We are obligated to issue a large number of shares of common stock at prices lower than market value.

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

Therefore, the common stock could lose value if a large number of shares are issued into the market. At June 30, 1999, 56,038,796 shares of common stock were issued and outstanding. We have issued a large number of securities, such as options, warrants, convertible preferred stock and convertible notes, that are convertible by their holders into shares of common stock. As of June 30, 1999, we were obligated to issue up to approximately 8,643,592 shares of common stock upon the conversion or exercise of convertible securities. We have also reserved 8,744,774 shares of common stock for issuance pursuant to options granted to our employees, officers, directors and consultants. The holders of these convertible securities likely would only exercise their rights to acquire common stock at times when the exercise price is lower than the price at which they could buy the common stock on the open market. Because we would likely receive less than current market price for any shares of common stock issued upon exercise of options and warrants, the exercise of a large number of these convertible securities could reduce the per-share market price of common stock held by existing investors. Also, the exercise of a large number of convertible securities could limit our ability to obtain additional equity capital by selling common stock. In all likelihood, we would be able to sell shares of common stock elsewhere on more favorable terms at the time the holders of convertible securities chose to exercise their rights.

     THE VALUE OF THE COMMON STOCK FLUCTUATES WIDELY AND YOU COULD LOSE MONEY ON YOUR INVESTMENT IN OUR STOCK

     The price of our common stock has fluctuated widely in the past, and it is likely that it will continue to do so in the future. The market price of our common stock could fluctuate substantially based on a variety of factors, including:

     o   quarterly fluctuations in our operating results;

     o   announcements of new products by us or our competitors;

     o   key personnel losses;

     o   sales of common stock; and

     o developments or announcements with respect to industry standards, patents or proprietary rights.

     The market price of our common stock has fluctuated between $70.00 and $.10 from January 1, 1993 to December 31, 1998. Over the past twelve months, the common stock has fluctuated between approximately $.89 and approximately $.05, and was approximately $.40 on October 15, 1999. These broad market fluctuations could adversely affect the market price of our common stock, in that at the current price, any fluctuation in the dollar price per share could constitute a significant percentage decrease in the value of your investment. Also, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought such a lawsuit against us, we could incur substantial costs defending the lawsuit and we would have to divert management time and attention away from operations. A lawsuit based on the volatility of the stock price in whole or in part could seriously harm our business and your investment.

     WE COULD FACE A SIGNIFICANT INTERRUPTION IN OUR OPERATIONS CAUSED BY YEAR 2000 ISSUES

     We have not completed an exhaustive analysis of potential Year 2000 issues, and consequently we cannot rule out the chance that we could face serious operational problems as a result of the Year 2000 year change.

     Many software products and computer systems are coded to accept only two-digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. This ability is commonly referred to as being Year 2000 compliant. We have not conducted a comprehensive Year 2000 compliance review of the computer software we use, or that is used by our vendors and suppliers use. If the software and computer systems we use are not Year 2000 compliant, we could face system failures or miscalculations causing disruptions of operations, including a temporary inability to process transactions, send invoices or engage in similar normal business activities. If the systems maintained by our vendors and suppliers are not Year 2000 compliant, we could incur significant unanticipated expenses to remedy any problems or to replace affected vendors and suppliers. Because we have not completed a review of potential Year 2000 issues, we cannot rule out the possibility that a significant problem might result from Year 2000 issues. In the worst case, we might be unable to obtain necessary raw materials or process orders for our inventory, and we could be forced to curtail or suspend our operations.

     WE MAY FACE PRODUCT LIABILITY FOR WHICH WE ARE NOT ADEQUATELY INSURED

     The testing, marketing and sale of drug products for human use is inherently risky. Liability might result from claims made directly by consumers or by pharmaceutical companies or others selling our products. Superior, Generic Distributors and Able presently carry product liability insurance in amounts that we believe to be adequate, but we can give no assurance that such insurance will remain available at a reasonable cost or that any insurance policy would offer coverage sufficient to meet any liability arising as a result of a claim. We can give no assurance that we will be able to obtain or maintain adequate insurance on reasonable terms or that, if obtained, such insurance will be sufficient to protect us against such potential liability or at a reasonable cost. The obligation to pay any product liability claim or a recall of a product could have a material adverse affect on our business, financial condition and future prospects.

     INTENSE REGULATION BY GOVERNMENT AGENCIES MAY DELAY OUR EFFORTS TO COMMERCIALIZE OUR PROPOSED DRUG PRODUCTS

     Before we can market any generic drug, we must first obtain FDA approval of the proposed drug and of the active drug raw materials that we use. In many instances, our approvals cover only one source of raw materials. If raw materials from a specified supplier were to become unavailable, we would be required to file a supplement to our Abbreviated New Drug Application to use a different manufacturer and revalidate the manufacturing process using a new supplier's materials. This could cause a delay of several months in the manufacture of the drug involved and the consequent loss of potential revenue and market share. For example, for a period of time we were unable to acquire the active drug for our clorazapate dipotassium product, and so we had to discontinue production of the product. The active drug ingredient has since become available again and we have resumed manufacturing the product.

                           FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "continue" and similar words. You should read statements that contain these words carefully because they: (1) discuss our future expectations; (2) contain projections of our future operating results or financial condition; or (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors listed in this prospectus, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to be materially worse than the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in the risk factors and elsewhere in this prospectus could materially and adversely affect our business. If that happens, the trading price of our common stock could decline and you could lose all or part of your investment.

                                 USE OF PROCEEDS

       All of the shares of common stock offered by this prospectus are being offered by the selling stockholders. We received proceeds from the sale of the notes and shares of convertible preferred stock that were converted, or are convertible, into the shares of common stock offered in this prospectus. This money was used for working capital and general corporate purposes. We will not receive any additional proceeds from the sale of shares by the selling stockholders. For information about the selling stockholders, see "Selling Stockholders."

                                 DIVIDEND POLICY

     We have never declared or paid cash dividends on our common stock. We currently intend to retain earnings, if any, to fund our business, and therefore we do not anticipate paying cash dividends in the foreseeable future. If we ever earn income on which we would be entitled to declare or pay dividends, we expect that our Board of Directors would decide whether to pay dividends after taking into account various factors including our financial condition, results of operations, current and anticipated cash needs, and plans for expansion.

                              SELLING STOCKHOLDERS

     All of the 7,381,503 shares offered by this prospectus are being registered for sale for the accounts of selling stockholders. As noted in the following table, except for one selling stockholder, the selling stockholders have obtained or will obtain the common stock offered under this prospectus by converting or exercising certain convertible securities of DynaGen that they now hold. These selling stockholders hold shares of Series I Preferred Stock and warrants to purchase common stock, which we issued to them in private investment transactions in May 1999 and June 1999.

     The table below includes, in the total number of shares offered, 7,031,116 shares of common stock that have been issued or are issuable upon conversion of shares of Series I Preferred Stock. Pursuant to the terms of the Series I Preferred Stock, the selling stockholders may convert shares of Series I Preferred Stock to acquire shares of common stock at a conversion price equal to 80% of the market price of the common stock for three of the five days preceding the conversion.

     The table below also includes 200,387 shares of common stock issuable upon exercise of warrants issued to the selling stockholders. The warrants are exercisable to purchase common stock at an average exercise price of $.75 per share. If all of the warrants were exercised, then we would receive proceeds of approximately $150,000. However, we cannot predict whether, or how many of, the warrants will be exercised.

     The remaining 150,000 shares of common stock offered by this prospectus are issued and outstanding, and held by a selling stockholder.

     We will not receive any portion of the proceeds from the sale of shares of common stock by the selling stockholders.

     Based on the information supplied to DynaGen by each selling stockholder, the following table sets forth certain information regarding the approximate number of shares owned by each selling stockholder as of August 25, 1999, and as adjusted to reflect the sale by the selling stockholders of the shares of common stock offered by this prospectus. No selling stockholder has held any office or maintained any material relationship with DynaGen, or any of our predecessors or affiliates, over the past three years.

                                                          Shares                                  Shares
                                                    Beneficially Owned         Number       Beneficially Owned
                                                   Prior to Offering(1)      of Shares     After Offering(1)(2)
                                                 ------------------------                  --------------------
Name AND ADDRESS                                    Number      Percent(3)   Offered(4)     Number      Percent
-------------------                              ------------   ---------   ------------   ---------    -------
The Endeavour Capital Fund, S.A.(5)                 3,016,422     4.9%         2,441,193    575,229       --
c/o Endeavour Management Inc. 14/14
Divrei Chaim St., Jerusalem, Israel 94479

Sovereign Partners, L.P.
c/o Southridge Capital Management LLC
90 Grove Street                                     1,686,597     2.9%         1,686,597      --          --
Ridgefield, CT 06877(6)..........................

Dominion Capital Fund Limited
c/o Citco Fund Services (Bahamas) Limited
Nassau, Bahama(7)................................   1,904,068     3.2%         1,904,068      --          --

Dominion Investment Fund LLC
c/o Citco Fund Services (Bahamas) Limited
Nassau, Bahama(7)................................     237,135       *            237,135      --          --

Canadian Advantage Fund Limited
Partnership
365 Bay Street
Toronto, Canada 75H 2V2(8).......................     474,271       *            474,271      --          --

Gross Foundation, Inc.
1661-49th Street
Brooklyn, NY(9)..................................     488,238       *            488,238      --          --

Venture Partners Capital LLC
c/o 50 Federal Street
Boston, MA 02109(10).............................     150,000       *            150,000       0          --

-------------------
*    Less than 1.0%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated, each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and convertible securities held by that person that are currently exercisable, or become exercisable within 60 days of the date of this prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information as to each person has been furnished by such person.

(2) Assumes that all shares of common stock offered in this prospectus will be sold.

(3) Based on approximately 57,522,926 shares of common stock issued and outstanding as of Octoebr 15, 1999.

(4) With respect to all of the selling stockholders other than Venture Partners Capital LLC, the shares offered represent shares of common stock issuable upon the exercise of common stock purchase warrants and shares of Series I Preferred Stock, $0.01 par value per share, sold to the selling stockholders in private transactions in May 1999 and June 1999, respectively.

(5) Mr. Shmuli Margulies, director of Endeavour Capital Fund S.A., is the individual who has voting and investment decision authority over this investment.

(6) Messrs. Stephen Hicks and Daniel Pickett are the individuals who have voting and investment decision authority over this investment.

(7) Mr. David Sims is the individual who has voting and investment decision authority over this investment.

(8) Messrs. Mark Valentine and Ian McKinnon are the individuals who have voting and investment decision authority over this investment.

(9) Mr. Chaim Gross is the individual who has voting and investment decision authority over this investment.

(10) Mr. Andrew Clapp, Managing Director of Venture Partners, is the individual who has voting and investment decision authority over this investment.

                              PLAN OF DISTRIBUTION

     The shares offered by this prospectus may be sold from time to time by selling stockholders, who consist of the persons named under "Selling Stockholders" above and those persons' pledgees, donees, transferees or other successors in interest. The selling stockholders may sell the shares on the OTC Bulletin Board, on the Boston Stock Exchange or otherwise, at market prices or at negotiated prices. They may sell shares by one or a combination of the following:

     o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which a broker solicits purchasers;

     o   an exchange distribution in accordance with the rules of such exchange;

     o   privately negotiated transactions;

     o   short sales;

     o if such a sale qualifies, in accordance with Rule 144 promulgated under the Securities Act rather than pursuant to this prospectus; and

     o   any other method permitted pursuant to applicable law.

     In making sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated prior to the sale. The selling stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions.

     If any selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act of 1933, setting forth:

     o   the name of each of the participating broker-dealers,

     o   the number of shares involved,

     o   the price at which the shares were sold,

     o the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable,


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     o   a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     o   any other facts material to the transaction.

     We are paying the expenses incurred in connection with preparing and filing this prospectus and the registration statement to which it relates, other than selling commissions.

     In addition, in the event the selling stockholders sell short shares of common stock, this prospectus may be delivered in connection with such short sales and the shares offered by this prospectus may be used to cover such short sales. To the extent, if any, that the selling stockholders may be considered "underwriters" within the meaning of the Securities Act, the sale of the shares by them shall be covered by this prospectus.

                                  LEGAL MATTERS

     Foley, Hoag & Eliot LLP, Boston, Massachusetts, has advised us with respect to the validity of the shares of common stock offered by this prospectus.

                                     EXPERTS

     The financial statements for each of the two fiscal years ended December 31, 1998 and 1997, incorporated by reference in this prospectus and in the registration statement of which this prospectus is part, have been audited by Wolf & Co., P.C., independent public accountants, as indicated in their report with respect to such financial statements. The incorporation by reference in this prospectus and in the registration statement of which it is part, is in reliance upon such reports given upon the authority of Wolf & Co. as experts in accounting and auditing.

                          DISCLOSURE OF SEC POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     DynaGen's Restated Certificate of Incorporation and By-Laws provide that we will indemnify our directors and officers, to the fullest extent permitted under Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of DynaGen, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual reports, quarterly reports, current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of our SEC filings at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our SEC filings also are available to the public on the SEC's website at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" information from certain of our other SEC filings. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus. In addition, certain information that we file with the SEC after the date of this prospectus will automatically update, and in some cases supersede, the information contained or otherwise incorporated by reference in this prospectus. We are incorporating by reference the information contained in the following SEC filings (File. No. 1-11352):


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


     o   Our Annual Report on Form 10-KSB for the year ended December 31, 1998;

     o Our Quarterly Report on Form 10-QSB for the three months ended March 31, 1999;

     o Our Quarterly Report on Form 10-QSB for the three months ended June 30, 1999;

     o The "Description of Securities" contained in our Registration Statement on Form 8-A filed August 19, 1992 together with all amendments and reports filed for the purpose of updating that description;

     o All other documents we filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above; and

     o any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) subsequent to the initial filing of this prospectus and prior to the date it is declared effective and (ii) subsequent to the date of this prospectus and prior to the termination of this offering. Information in these filings will be incorporated as of the filing date.

     You may request copies of these filings, at no cost, by writing or telephoning us as follows:

                                 Investor Relations
                                 DynaGen, Inc.
                                 1000 Winter Street, Suite 2700
                                 Waltham, Massachusetts 02154
                                 Telephone:  (781) 890-0021

     This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information contained in the registration statement. For further information about us and our common stock, you should read the registration statement and the exhibits filed with the registration statement.

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